FILED PURSUANT TO RULE 424(b)(2)

REGISTRATION NO. 333-137101

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement dated May 15, 2009 and Prospectus dated October 18, 2006)

17,667,226 Shares

SunTrust Banks, Inc.

Common Stock

Pursuant to our Equity Distribution Agreement dated May 15, 2009 (the “Equity Distribution Agreement”) with Morgan Stanley & Co. Incorporated (“Morgan Stanley”), which was filed as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2009 and is incorporated herein by reference, we sold, through Morgan Stanley as our sales agent, an aggregate of 17,667,226 shares of our common stock, par value $1.00 per share, for an aggregate sales price of $260,147,742.06. We suspended sales pursuant to the Equity Distribution Agreement in connection with the commencement of our underwritten common stock offering on June 1, 2009, and we formally terminated the Equity Distribution Agreement effective on July 20, 2009.

Shares of our common stock issued pursuant to the Equity Distribution Agreement were sold through ordinary brokerage transactions on the New York Stock Exchange (“NYSE”).

Our common stock is quoted on the NYSE under the symbol “STI”. The last reported sale price of our common stock on the NYSE on July 21, 2009 was $15.18.

Gross proceeds to SunTrust Banks, Inc.	$260,147,742.06
Commission to Morgan Stanley	$2,601,477.41
Net proceeds to SunTrust Banks, Inc. (1)	$257,546,264.65

(1)	Excludes SEC filing fees and wire fees.

This prospectus supplement adds to, updates and changes information in, and should be read in conjunction with, the prospectus filed with the Commission on October 18, 2006 as part of our Post-Effective Amendment No.1 to our Registration Statement on Form S-3ASR (File No. 333-137101), and the prospectus supplement dated May 15, 2009.

These shares of our common stock are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the prospectus supplement dated May 15, 2009 or the prospectus dated October 18, 2006. Any representation to the contrary is a criminal offense.

Morgan Stanley

Prospectus Supplement dated July 22, 2009